SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):             February 19, 2002

                                 Indiginet, Inc.
                                 ---------------
             (Exact name of registrant as specified in its charter)



         Florida                       000-29191                95-0972865
         -------                       ---------                ----------
(State or other jurisdiction     (Commission File Number)     (IRS Employer
of incorporation)                                         Identification Number)

74 478 Highway 11 Suite 372 Palm Desert, CA           92260
--------------------------------------------          -----
(Address of principal executive offices)            (Zip Code)

Registrant's telephone number, including area code            (760) 423-0282


ITEM 1. Changes in Control of Registrant.

None.

ITEM 2.  Acquisition or Disposition of Assets.

     On January 1, 2002, a Stock Purchase Agreement was executed between the Company and Fox Telecommunications, Inc., a Colorado limited liability company. As a result of that Agreement, the Company acquired all of the issued and outstanding shares of Fox Telecommunications, Inc. The Company also entered into a Management Services Agreement on January 1, 2002 contingent upon the terms of the Stock Purchase Agreement.

     The Company shall provide Fox Telecommunications, LLC $250,000 in exchange for 20,000 shares of it's common stock, no par value. $100,000 will be paid to Fox Telecommunications, Inc. immediately. A promissory note for $125,000 with an interest rate of 8% percent per annum will be payable sixty (60) days after the closing date of the agreement. The Closing was February 19, 2002 and the first payment was made March 7, 2002.

     Under  the  Management  Services   Agreement,   the  Company  will  provide
management services to Fox Telecommunications, Inc. for twelve (12) months unless earlier terminated. It is

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contemplated that at the close of the stock purchase  agreement,  the management contract will terminate. Indiginet shall not be responsible for accounting and administrative services. A management committee shall be formed to oversee Indiginet. Clinton J. Wilson, Dan Hartman, and Anthony L. Fox comprise the committee.

ITEM 3. Bankruptcy or Receivership.

None.

ITEM 4.  Changes in Registrant's Certifying Accountant.

None.

ITEM 5.  Other Events.

None.

ITEM 6.  Resignations of Registrant's Director's

None.

ITEM 7.  Financial Statements and Exhibits.

Exhibits
1.       Stock Purchase Agreement
2.       Management Services Agreement

ITEM 8.  Change in Fiscal Year.

None.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                 INDIGINET, INC.

                                                               /s/ Jeffrey Black
                                                               -----------------
                                          Jeffrey Black, Chief Executive Officer

Dated:  March 18, 2002


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